Exhibit 10.6

Street Smart. World Wise.

VALUATION SERVICES AGREEMENT

June 9, 2016

Mr. Paul Quinlan

Blackstone Real Estate Income Trust, Inc.

345 Park Avenue

New York, NY 10154

Dear Mr. Quinlan:

This agreement by and between Altus Group U.S. Inc. (“Altus” or “we” or “us”) and Blackstone Real Estate Income Trust, Inc. and BREIT Operating Partnership L.P. (together, the “REIT” or “you” or “Client”), shall become effective on the date that the REIT commences operations. BX REIT Advisors L.L.C. (“Blackstone”) acts as investment adviser of the REIT and is primarily responsible for the valuation of the REIT’s properties and investments. This agreement sets forth the scope of services, consisting of either a monthly valuation process (“Monthly Valuation Services”) or a daily valuation process (“Daily Valuation Services”), which Altus will provide to the REIT and to Blackstone to assist in its valuation services to the REIT. The REIT currently contemplates using Monthly Valuation Services, which may be converted to Daily Valuation Services. The terms of the Monthly Valuation Services and Daily Valuation Services to Blackstone are included herein.

OBJECTIVE

The objective of this agreement is to provide the services described in “Scope of Services” below and in Exhibit A hereto (“Services”) to the REIT and Blackstone that will include, among other things, appraisal review, review of internal valuations, conducting appraisals (under certain circumstances), review of valuation guidelines, and possible maintenance and administration of internet-based systems (Altus DataBridge) that will assist Blackstone in the coordination of its valuation process. If the REIT elects to receive Daily Valuation Services, the parties hereto shall confer, diligently and in good faith, and agree upon the scope of services for such daily valuation.

SCOPE OF SERVICES

Altus’ valuation advisory services responsibilities include performing reviews of third-party appraisal reports, performing reviews of Blackstone’s internal valuation results, conducting appraisals (under certain circumstances) and performing reviews of valuation guidelines. The review process will be for the purpose of valuation confirmation, reasonableness of cash flow assumptions, engagement compliance and compliance with Uniform Standards of Professional Appraisal Practice (USPAP), as well as compliance with standards promoted by REIS. At the end of each month, a USPAP Standard 3-1 compliant report will be produced and delivered to Blackstone.

A.	Mandatory use of the Standard Executive Summary

It will be required that all external valuations incorporate the use of the standard executive summary (“The Summary”). The Summary provides an itemized account of all significant valuation parameters presented in an easy-to-read Excel Workbook, and provides the reader with a quick overview of the entire property and a summary comparison of valuation parameters from the previous period(s). The Summary is required for data collection input into Altus DataBridge. The Summary is consistent with NCREIF standards.

B.	Third-Party Appraisal Reviews

Altus’ valuation advisory services responsibilities include performing reviews of third-party appraisal reports and coordination of third-party appraisers. For each property in the portfolio, a third-party appraisal report shall be completed at a minimum of once annually. Completed appraisals and supporting cash flow models will be submitted to Altus for review and comment. Upon completion of the review process, the final appraisal reports will be submitted to the REIT.

On an annual basis, Altus shall provide Blackstone with a list of proposed appraisal firms for Blackstone’s approval – upon receipt of such approval, these firms will be designated as “Approved Appraisal Firms”. Blackstone may amend the list of Approved Appraisal Firms at any time at its discretion. In addition, for each property or investment, Altus shall provide Blackstone with a list of potential appraisers from the list of Approved Appraisal Firms, including the proposed individual appraiser. Such list for each property or investment will also be subject to Blackstone’s approval.

In accordance with Exhibit D, the review process will consist of analyzing the methods employed, evaluating key assumptions applied, and the support thereof in the external appraisals. It will also include determining the appropriateness of the third-party appraiser’s methods and the reasonableness of its conclusions. Specific review criteria are established based on industry best practices for a thorough appraisal review process. The criteria are intended to ensure that appraisals are accurately reviewed and all material changes in value are addressed. Third-party appraisers will consider the valuation of properties at a portfolio-level when practical.

The respective Blackstone property manager will assist in verifying the accuracy of factual data in the external appraisal reports. Data checked should include property description, accuracy of the rent roll, assumptions for the timing and rental terms of vacancy absorption, recommended market rents for each suite or unit, and the extent the market and the property’s position within its market is appropriately identified and defined.

Altus will provide written acknowledgements (each, a “Review Letter”) with respect to each third-party appraisal of a property that the appraised values are reasonable.

C.	Review of Internal Valuations

The REIT’s properties will be externally appraised on an annual basis in a staggered rotation. In addition, properties will be marked-to-market through an internal Blackstone valuation process on a monthly basis during the interim eleven months. The internal valuations will be prepared by Blackstone, and supplied by Blackstone to Altus for review. While Blackstone maintains responsibility for the accuracy of the rent roll and analytical structures within the model, the scope of services is intended to include general review of the internal valuation model and its analytical integrity.

Altus will work with Blackstone to ensure that all events which may have a significant impact on the REIT’s valuation (“Material Events”) are reflected in internal valuation adjustments to the REIT. These Material Events may involve individual properties; specific property types, markets, or geographic regions; capital market events; or other factors which Altus and Blackstone may consider to have a material impact on valuation. Examples of Material Events may include: a Chapter 11 filing by a national retailer with announced store closures involving REIT properties; an unexpected default and mid-term move out by a significant tenant; transactional evidence indicating a shift in pricing for Class A apartment properties in top tier coastal markets; new leases; vacancies; etc.

With specific consideration of the major assumptions and associated rates of return, Blackstone and Altus will jointly and separately review the recommended internal valuation. The review may include consideration of any changes since the last external appraisal, the extent of any capital spending, and any information pertaining to the prevailing market and capital conditions, including any information obtained from other external appraisals obtained during the period. The intent of the exercise is to create appropriately supported estimates of market value that are consistent with USPAP and the market value definition.

Altus will provide a Review Letter with respect to each internally valued property on a monthly basis that the internal valuations are not unreasonable.

D.	Conducting Appraisals

If there are any unreconciled issues that result in a question as to the reasonableness of a third-party appraisal value conclusion, Altus will, if requested, coordinate a new third-party appraisal or perform a valuation and issue a report (a “Restricted Appraisal Report”) on the particular property or investment. The Restricted Appraisal Report valuation will supersede the third-party’s valuation conclusion at the discretion of Blackstone.

E.	Review of Valuation Guidelines

Altus will review your valuation guidelines and methodologies related to investments in real property with Blackstone and your board of directors at least annually. Altus will discharge its responsibilities in accordance with your valuation guidelines.

F.	Altus DataBridge for Portfolio Review

The REIT and Blackstone will have, as part of the Services, full access to the REIT’s entire portfolio through Altus DataBridge. Altus will provide and mandate the use of The Summary in an Excel Workbook to all third-party appraisers to capture a comprehensive list of data fields. The Summary data will be collected and uploaded into Altus DataBridge, which will give Blackstone the ability to review draft and final appraisal assumptions, compare and analyze variances from its peer set, and access or create a variety of custom reports.

The centralized database server will allow multiple users to simultaneously access the most recent information at any time. Security clearance for user-roles will be implemented at all levels of the system.

FEES & EXPENSES

Altus’ professional fee is based on our estimate of the Services’ complexity and the staff time required. Our fee estimates correspond to the scope of services outlined above and reflect the current number of properties. Altus will consider the valuation of properties in the REIT at a portfolio-level when practical (which will be subject to revision as properties are sold or added). Any work outside the scope of agreed upon services (“Additional Work”), alteration of the existing portfolio or the addition of other portfolios may result in a fee change. Any additional work will be agreed upon in writing, prior to the work commencing, at a mutually agreed upon fee. Altus will examine its fees at the end of the initial, three-year term, and may propose adjustments to take effect during any renewal period upon written acceptance by Blackstone.

Valuation advisory fees are stated on an annual basis and are found below. The annual fees may be subject to revision if the third-party appraiser for any particular asset is changed or the scope of the services change. The fees for this agreement are outlined in Exhibit C and are in-line with what Altus charges other clients with similar scopes of work.

BILLING

Altus will invoice the professional fees in arrears on a quarterly basis.

Our fee estimate corresponds to the scope of services outlined above. We note that certain properties may lie outside the above scope of services in that they will require additional analysis due to various factors, including: the availability of limited information for performing the analysis, the type of interest being appraised, the presence of a significant number of tenants, or the need for additional supporting information. Any additional work may result in a fee change. Where additional work is required, we will notify you prior to starting the engagement as to our estimate of additional time required. Any additional work will be agreed upon in writing, prior to the work commencing.

Our fee estimate is subject to upward/downward revision if the Services entail more/less time than anticipated as a result of material scope changes required by Blackstone, or if material unforeseen problems caused by Blackstone are encountered. If it becomes necessary to increase/decrease the fee, we will discuss the matter with you so that a mutually acceptable revision may be made. Altus will invoice the professional fees and related expenses on a quarterly basis. Additional services that are outside the scope of services noted above will be agreed upon in writing, prior to the work commencing, at a mutually agreed upon fee.

Invoices, provided they include reasonable sufficient detail, are due upon receipt. Invoices not paid after 60 days from issuance will be subject to a late fee calculated at a 3% per annum rate of interest. The REIT is responsible for all costs of collection, including attorney’s fees.

OWNERSHIP OF DELIVERABLES

You will own all deliverables prepared for and delivered to you under this agreement except as follows: we own our working papers, pre-existing materials, and any general skills, know-how, processes, or other intellectual property (including non-client specific versions of any deliverables) which we may have discovered or created as a result of the Services. You have a non-exclusive, non-transferrable license to use such materials included in the deliverables for your own internal use as part of such deliverables.

In addition to deliverables, we may develop software or electronic materials (including spreadsheets, documents, databases and other tools) to assist us with an engagement. If we make these available to you, they are provided “as is” and your use of these materials is at your own risk.

DISPUTE RESOLUTION

Any unresolved dispute relating in any way to the services or this agreement shall be resolved by arbitration. The arbitration will be conducted in accordance with the Rules for Non-Administered Arbitration of the International Institute for Conflict Prevention and Resolution then in effect. The arbitration will be conducted before a panel of three arbitrators (with each of the REIT and Altus picking one arbitrator and those two arbitrators picking the third arbitrator). The arbitration panel shall have no power to award nonmonetary or equitable relief of any sort. It shall also have no power to award damages inconsistent with limitations of liability provisions in this agreement.

This agreement and any dispute relating to the services will be governed by and construed, interpreted and enforced in accordance with the laws of the State of New York without giving effect to any provisions relating to conflict of laws that require the laws of another jurisdiction to apply.

OTHER MATTERS

This agreement shall be effective as of the date that the REIT commences operations. This agreement supersedes any prior understandings, proposals or agreements with respect to the Services.

The services provided herein do not include the provision of legal advice and Altus makes no representations regarding questions of legal interpretation. Blackstone should consult with its attorneys with respect to any legal matters or items that require legal interpretation under federal, state or other type of law or regulation. Changes in the law or in regulations and/or their interpretation may take place after the date that our Services commence, or may be retrospective in impact; we accept no responsibility for changes in the law or regulations or their interpretation which may occur after the effective date of this agreement.

Our role is advisory only. Blackstone is responsible for all management functions and decisions relating to the Monthly Valuation Services and Daily Valuation Services, including evaluating and accepting the adequacy of the scope of the services in addressing your needs. Blackstone is also responsible for the results achieved from using the services or deliverables. Blackstone will designate a competent member of its management to oversee the services. It is Blackstone’s responsibility to establish and maintain your internal controls. Blackstone will provide accurate and complete information and reasonable assistance, and Altus will perform the Services on that basis.

Either of us may request changes to the Services. Any reasonable adjustments to fees and timetable must be agreed to in writing by Blackstone and Altus. Changes to the Services, including the provision of additional Services, must be agreed in writing. Unless otherwise agreed to in writing, any further Services we may agree to carry out (whether or not agreed to in writing) will be subject to the terms of this agreement.

Client agrees that Altus may request to use the Client’s name in experience citations, and will be allowed to use the Client’s name in such citations to the extent agreed upon in writing by the Client.

Altus will maintain standards on ethical and professional obligations to protect the confidentiality of client information, client identity, and information on the work performed both during and after the term of the agreement. Altus will not publicly disclose client names and engagements that are not a matter of public record, unless permission to do so has been granted in writing by Blackstone. Altus will refrain from sharing sensitive information with any client personnel not specifically authorized to receive such information.

To the extent Blackstone authorizes in writing the use of their masked property data in the shared competitive data set, Blackstone will receive in return access to peer data for benchmarking purposes. Altus agrees to maintain the anonymity of Blackstone’s property data. For purposes of this agreement, Blackstone does not currently agree to authorize the use of its data in the shared competitive set.

Altus agrees that the Client may disclose Altus’ name and capacity as valuation advisor and independent valuation consultant without restriction.

You agree that you will not, directly or indirectly, assign or transfer any rights, obligations or claims against Altus arising out of this agreement to anyone other than Blackstone or affiliate.

Altus agrees that it will not, directly or indirectly, assign or transfer any rights, obligations or claims against Blackstone arising out of this agreement to anyone.

If any provision of this agreement is found to be unenforceable, the remainder of this agreement shall be enforced to the extent permitted by law.

TERM OF THE AGREEMENT

Subject to the following paragraph, the term of this agreement shall be for a three-year period beginning with the commencement of operations of the REIT. This term shall be automatically renewed on an annual basis thereafter unless the Client or Altus provides notice within 60 days of the end of the term.

This agreement may be terminated upon delivery of 30 days’ prior written notice by the Client without Altus’s consent and without reasonable cause. The Client will be responsible for the payment of fees and expenses through the date of termination. Altus shall be entitled to terminate this agreement upon delivery of 30 days’ prior written notice upon breach by the Client of any material provision of this agreement, including payment of fees and expenses. The indemnification and hold harmless provisions of this agreement shall survive any termination thereof, whether or not such termination is unilateral.

INDEMNIFICATION

Altus shall indemnify, defend and hold harmless the Client and its agents, affiliates, controlling persons, members, stockholders, successor and assigns, and each of their respective directors, officers, employees, from and against any losses, claims, liabilities, costs, and expenses, including reasonable attorney fees (collectively, “Losses”), arising from or relating in any way to: (i) the lack of good faith, willful misconduct, or negligence of Altus or its employees and agents in carrying out its duties and responsibilities under this agreement; (ii) any material breach of this agreement by Altus; (iii) any violation of applicable law by Altus in connection with the performance of duties under this agreement; and (iv) any breach of any representation or warrant made under this agreement.

The Client shall indemnify, defend and hold harmless Altus and its agents, affiliates, controlling persons, successors, and assigns, and each of their respective directors, officers, employees, from and against any and all actual, out of pocket Losses arising from: (i) willful misconduct, or gross negligence of the Client or its employees and agents in carrying out its duties and responsibilities under this agreement; (ii) any material breach of this agreement by the Client; (iii) any material violation of applicable law by the Client in connection with the performance of duties under this agreement; and (iv) any material breach of any representation or warrant made under this agreement.

Altus’s maximum liability relating to services rendered under this report (regardless of form of action, whether in contract, negligence, or otherwise) shall be limited to three times (3x) the cumulative fees paid by the Client and its affiliates to Altus. In no event shall either party be liable for consequential, special, incidental, or punitive losses, damages, or expenses (including, without limitation, lost profits, opportunity costs, etc.) even if it has been advised of their possible existence.

CONDITIONS OF OUR WORK

The valuation advisory services will be performed in accordance with and are subject to our Standard Conditions as defined in Exhibit B.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date set forth above.

Altus Group, U.S. Inc.

By:	/s/ Stephanie Dubicki

Name:	Stephanie Dubicki
Title:	Executive Vice President

Blackstone Real Estate Income Trust, Inc.

By:	/s/ Paul D. Quinlan

Name:	Paul D. Quinlan
Title:	Chief Financial Officer and Treasurer

EXHIBIT A

Description of Specific Tasks and Functions

Description of Specific Tasks and Functions

For Altus Reviewing Third-Party Appraisals

As part of the on-going valuation of the portfolio, properties in the REIT will be externally appraised by third-party appraisers at a minimum of once every 12 months. After the initial third-party valuation of every property in the REIT, an appraisal schedule will be established to allocate the assignments over the course of the upcoming years. With regard to these appraisal assignments, Altus as independent valuation advisor will:

1.	Collect the draft appraisal report (PDF) and analytical file (Argus model).

2.	Review the third-party appraiser’s analytical file for accuracy and appropriateness.

3.	Review the third-party appraiser’s analytical file with additional specific consideration given to mechanics of the reimbursement modeling.

4.	Communicate all significant findings from the draft appraisal review to Blackstone.

5.	Collect and review for edited content the final appraisal draft and analytical file.

6.	Incorporate all appraisal findings and analysis into Altus DataBridge.

7.	Maintain appropriate files documenting property valuations.

Description of Specific Tasks and Functions

For Altus Reviewing Internal Valuations

Each month, Blackstone will provide an updated valuation of each property to Altus, including notification of the occurrence of any Material Event it believes may cause a material valuation change in any of the REIT’s properties. Blackstone will discuss its recommendations and provide a valuation for each internally valued property to Altus and Altus will confirm in its Review Letter that such internal valuation is not unreasonable.

EXHIBIT B

Standard Conditions

STANDARD CONDITIONS – Appraisal Reviews

The following Standard Conditions apply to real estate appraisal reviews by Altus Group U.S., Inc. (“Altus”). Special Conditions are added as required.

Report Content:

Appraisal reviews are performed and written reports are prepared in accordance with the Uniform Standards of Professional Appraisal Practice (Standard 3, Advisory Opinion AO-20, and Statement on Appraisal Standards No.9) of the Appraisal Foundation and with the Appraisal Institute’s Standards of Professional Appraisal Practice and Code of Professional Ethics.

The appraisal review assumes market conditions as observed as of the date of the work under review, and the effective date of the opinion in the work under review. These market conditions will be believed to be correct; however, the appraisers assume no liability should market conditions materially change because of unusual or unforeseen circumstances.

No opinion is rendered as to property title, which is assumed to be good and marketable. Unless otherwise stated in the report under review, no consideration is given to liens or encumbrances against the property.

It is assumed that legal, engineering, or other professional advice, as may be required, has been or will be obtained from professional sources and that the appraisal review report will not be used for guidance in legal or technical matters such as, but not limited to, the existence of encroachments, easements or other discrepancies affecting the legal description of the property. It is assumed that there are no concealed or dubious conditions of the subsoil or subsurface waters including water table and flood plain, unless otherwise noted in the appraisal report under review. We further assume there are no regulations of any government entity to control or restrict the use of the property unless specifically referred to in the report under review. It is assumed that the property will not operate in violation of any applicable government regulations, codes, ordinances or statutes.

No warranty or representations will be made nor any liability assumed in the appraisal review for the structural soundness, quality, adequacy or capacities of said improvements and utility services, including the construction materials, particularly the roof, foundations, and equipment, including the HVAC systems, if applicable. Should there be any question concerning the same, it is strongly recommended that an engineering, construction and/or environmental inspection be obtained. The value estimate(s) referred to in the review report, unless noted otherwise, is predicated on the assumptions that all improvements, equipment and building services, if any, are structurally sound and suffer no concealed or latent defects or inadequacies other than those noted in the appraisal report under review. We will call to your attention any apparent defects or material adverse conditions which come to our attention.

In the absence of competent technical advice to the contrary or unless specifically stated in the appraisal report under review, it is assumed that the property being appraised is not adversely affected by concealed or unapparent hazards such as, but not limited to asbestos, hazardous or contaminated substances, toxic waste or radioactivity.

Information furnished in the appraisal report under review and by others is presumed to be reliable, and where so specified in the review report, has been re-verified; but no responsibility, whether legal or otherwise, is assumed for the accuracy of such information, and it cannot be guaranteed as being certain. No single item of information was completely relied upon to the exclusion of other information.

Appraisal reports may contain estimates of future financial performance, estimates or opinions that represent the view of a typical purchaser or of the market place of reasonable expectations at a particular point in time, but such information, estimates or opinions are not offered as predictions or as assurances that a particular level of income or profit will be achieved, that events will occur, or that a particular price will be offered or accepted. Actual results achieved during the period covered by our prospective financial analyses will vary from those described in our report, and the variations may be material.

Any proposed construction of rehabilitation referred to in the appraisal under review is assumed to be completed within a reasonable time and in a workmanlike manner according to or exceeding currently accepted standards of design and methods of construction.

Any inaccessible portions of the property or improvements not inspected, if a property inspection is part of the scope of this agreement, are assumed to be as reported or similar to the areas that are inspected.

It should be specifically noted by any prospective mortgagee that the appraisal review assumes that the property will be competently managed, leased, and maintained by financially sound owners over the expected period of ownership. This appraisal review does not entail an evaluation of management’s or owner’s effectiveness, nor are we responsible for future marketing efforts and other management or ownership actions upon which actual results will depend.

The Americans with Disabilities Act (“ADA”) became effective January 26, 1992. Altus will not make a specific compliance survey and analysis of the applicable property to determine whether or not it is in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey of the property, together with a detailed analysis of the requirements of the ADA, could reveal that the property is not in compliance with one or more of the requirements of the ADA. If so, this fact could have a negative effect upon the value of the property. Since Altus has no direct evidence relating to this issue, Altus did not consider the effect on value from possible non-compliance with the requirements of ADA, unless otherwise stated in the appraisal report under review.

Use of the Report:

The appraisal review report is intended for the information of the person or persons to whom they are addressed, solely for the purposes stated therein, and should not be relied upon for any other purpose. The Client and Blackstone may distribute copies of the review report to its prospective investors, clients, advisors, representatives, valuation review committee, auditors and as required by law as is reasonably necessary. Altus shall not have liability to parties other than Blackstone, the REIT (and its subsidiaries) and their respective directors, officers, employees, agents, affiliates, controlling persons, successor and assigns. Neither our report, nor its contents, nor any reference to the appraisers or Altus, may be included or quoted in any offering circular or registration statement, prospectus, sales brochure, other appraisal, loan or other agreement or document without our prior written permission.

The appraisal review applies only to the property described, the specific appraisal report under review, and for the purpose so stated and should not be used for any other purpose. Any allocation of total price between land and the improvements as shown is invalidated if used separately or in conjunction with any other report.

Neither the report nor any portions thereof (especially any conclusions as to value, the identity of the appraisers or Altus, or any reference to the Appraisal Institute or other recognized appraisal organization or the designations they confer) shall be disseminated to the public through public relations media, news media, advertising media, sales media or any other public means of communication without the prior written consent and approval of the appraisers and Altus except as may be required by law. The date(s) of the valuation to which the appraisal review conclusions apply is set forth in the letter of transmittal and within the body of the report. The value is based on the purchasing power of the United States dollar as of that date.

Terms of the Engagement:

Blackstone is in a position to have an informed judgment on the results of valuation review services performed by Altus.

Appraisal review assignments are accepted with the understanding that there is no obligation to furnish services after completion of the original assignment. If the need for subsequent service related to an appraisal review assignment (e.g., testimony, updates, conferences, reprint or copy service) is contemplated, special arrangements acceptable to Altus must be made in advance. The working papers for this agreement have been and will continue to be (even after termination of this agreement) retained in our files for a maximum period of five years following the completion of each assignment, unless otherwise consented to by Client and are available for your reference.

Unless otherwise stated, no effort has been made to determine the possible effect, if any, on the subject property of energy shortage or future federal, state or local legislation, including any environmental or ecological matters or interpretations thereof.

We take no responsibility for any events, conditions or circumstances affecting the subject property or its value, that take place subsequent to the effective date of value cited in the appraisal under review.

STANDARD CONDITIONS – Appraisals

The following Standard Conditions apply to real estate appraisals by Altus. Special Conditions are added as required.

Report Content:

Appraisals are performed and written reports are prepared in accordance with the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation and with the Appraisal Institute’s Standards of Professional Appraisal Practice and Code of Professional Ethics.

Unless specifically stated, the value conclusion(s) contained in the appraisal applies to the real estate only, and does not include personal property, machinery and equipment, trade fixtures, business value, goodwill or other non-realty items. The appraisal report covering the subject is limited to surface rights only, and does not include any inherent subsurface or mineral rights. Income tax considerations have not been included or valued unless so specified in the appraisal. We make no representations as to the value changes that may be attributed to such considerations.

The appraisal assumes market conditions as observed as of the date of our market research stated in the appraisal report. These market conditions will be believed to be correct; however, the appraisers assume no liability should market conditions materially change because of unusual or unforeseen circumstances.

No opinion is rendered as to property title, which is assumed to be good and marketable. Unless otherwise stated, no consideration is given to liens or encumbrances against the property. Sketches, maps, photos, or other graphic aids included in appraisal reports are intended to assist the reader in ready identification and visualization of the property, and are not intended for technical purposes.

It is assumed that legal, engineering, or other professional advice, as may be required, has been or will be obtained from professional sources and that the appraisal report will not be used for guidance in legal or technical matters such as, but not limited to, the existence of encroachments, easements or other discrepancies affecting the legal description of the property. It is assumed that there are no concealed or dubious conditions of the subsoil or subsurface waters including water table and flood plain, unless otherwise noted. We further assume there are no regulations of any government entity to control or restrict the use of the property unless specifically referred to in the report. It is assumed that the property will not operate in violation of any applicable government regulations, codes, ordinances or statutes.

The appraisal report is not intended to be an engineering report. We are not qualified as structural or environmental engineers, therefore we are not qualified to judge the structural or environmental integrity of the improvements, if any. Consequently, no warranty or representations will made nor any liability assumed in the appraisal for the structural soundness, quality, adequacy or capacities of said improvements and utility services, including the construction materials, particularly the roof, foundations, and equipment, including the HVAC systems, if applicable. Should there be any question concerning the same, it is strongly recommended that an engineering, construction and/or environmental inspection be obtained. The value estimate(s) stated in the appraisal, unless noted otherwise, is predicated on the assumptions that all improvements, equipment and building services, if any, are structurally sound and suffer no concealed or latent defects or inadequacies other than those noted in the appraisal. We will call to your attention any apparent defects or material adverse conditions which come to our attention.

In the absence of competent technical advice to the contrary, it is assumed that the property being appraised is not adversely affected by concealed or unapparent hazards such as, but not limited to asbestos, hazardous or contaminated substances, toxic waste or radioactivity.

Information furnished by others is presumed to be reliable, and where so specified in the report, has been verified; but no responsibility, whether legal or otherwise, is assumed for the accuracy of such information, and it cannot be guaranteed as being certain. No single item of information was completely relied upon to the exclusion of other information.

Appraisal reports may contain estimates of future financial performance, estimates or opinions that represent Altus’s view of reasonable expectations at a particular point in time, but such information, estimates or opinions are not offered as predictions or as assurances that a particular level of income or profit will be achieved, that events will occur, or that a particular price will be offered or accepted. Actual results achieved during the period covered by our prospective financial analyses will vary from those described in our report, and the variations may be material.

Any proposed construction of rehabilitation referred to in the appraisal is assumed to be completed within a reasonable time and in a workmanlike manner according to or exceeding currently accepted standards of design and methods of construction.

Any inaccessible portions of the property or improvements not inspected are assumed to be as reported or similar to the areas that are inspected.

It should be specifically noted by any prospective mortgagee that the appraisal assumes that the property will be competently managed, leased, and maintained by financially sound owners over the expected period of ownership. This appraisal engagement does not entail an evaluation of management’s or owner’s effectiveness, nor are we responsible for future marketing efforts and other management or ownership actions upon which actual results will depend.

The Americans with Disabilities Act (“ADA”) became effective January 26, 1992. Altus will not make a specific compliance survey and analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey of the property, together with a detailed analysis of the requirements of the ADA, could reveal that the property is not in compliance with one or more of the requirements of the ADA. If so, this fact could have a negative effect upon the value of the property. Since Altus has no direct evidence relating to this issue, Altus did not consider possible non-compliance with the requirements of ADA in estimating the value of the property.

Use of the Report:

Altus is providing the services and deliverables solely for Client’s and Blackstone’s and their respective affiliates’ internal use and benefit. Except as set forth herein, the services and deliverables are not for a third party’s use, benefit or reliance, and Altus disclaims any contractual or other responsibility or duty of care to others based upon these services or deliverables. Neither our report, nor its contents, nor any reference to Altus, may be included or quoted in any offering circular or registration statement, prospectus, sales brochure, other appraisal, loan or other agreement or document without our prior written permission.

The appraisal applies only to the property described and for the purpose so stated and should not be used for any other purpose. Any allocation of total price between land and the improvements as shown is invalidated if used separately or in conjunction with any other report.

Neither the report nor any portions thereof (especially any conclusions as to value, the identity Altus, or any reference to the Appraisal Institute or other recognized appraisal organization or the designations they confer) shall be disseminated to the public through public relations media, news media, advertising media, sales media or any other public means of communication without the prior written consent and approval of Altus except as may be required by law. The date(s) of the valuation to which the appraisal review conclusions apply is set forth in the letter of transmittal and within the body of the report. The value is based on the purchasing power of the United States dollar as of that date.

Terms of the Engagement:

Appraisal assignments are accepted with the understanding that there is no obligation to furnish services after completion of the original assignment. If the need for subsequent service related to an appraisal assignment (e.g., testimony, updates, conferences, reprint or copy service) is contemplated, special arrangements acceptable to Altus must be made in advance. The working papers for this agreement have been and will continue to be (even after termination of this Agreement) retained in our files for a maximum period of five years following the completion of each assignment, unless otherwise consented to by Client and are available for your reference.

Unless otherwise stated, no effort has been made to determine the possible effect, if any, on the subject property of energy shortage or future federal, state or local legislation, including any environmental or ecological matters or interpretations thereof.

We take no responsibility for any events, conditions or circumstances affecting the subject property or its value, that take place subsequent to either the effective date of value cited in the appraisal or the date of our field inspection, whichever occurs first.

EXHIBIT E

Standard Data Request Forms

Office Property (new appraisal)

Information Request

1.	Current rent roll with rent steps and option information along with a summary of vacant space.

2.	Stacking plan.

3.	Details on any lease proposals/letters of intent, which are outstanding.

4.	Summary of current asking rent rates and terms (TI allowance, etc.) for vacant space.

5.	Operating statements for year-end 2011, 2012, 2013 and year-to-date 2014 along with variance explanations.

6.	Management’s detailed 2014[1] operating budget with supporting schedules and narrative (if available).

7.	Capital budget for 2014 (if available); future capital budget requirements (5-year plan if available).

8.	Copy of most recent real estate tax bill; if utilizing a tax consultant, please provide the appropriate contact.

9.	Copy of the management and leasing agreements.

10.	Competitive property survey if available.

11.	Legal Description

12.	Market report or recent market study applicable to the property if available.

13.	2010 and 2011 fully detailed tenant-by-tenant operating expense and tax billings (base years, caps, etc.).

14.	If available, any narrative summary of the subject’s existing physical, mechanical and structural components.

15.	Environmental and/or engineering reports, if available.

16.	Name & phone numbers of property manager and leasing representative.

[1]	Note: dates to be updated.

Apartment Valuation (new appraisal)

Information Request

1.	Current rent roll with rent information along with a summary of vacant space.

2.	Copy of standard lease agreement.

3.	Summary of current asking rent rates and terms (rent concessions) for vacant space.

4.	Operating statements for year-end, 2011, 2012 and 2013 along with variance explanations, if available.

5.	Management’s 2014 operating budget with supporting schedules and narrative, if available.

6.	Capital budget for 2014 and/or future capital budget requirements (5-year plan), if available.

7.	Copy of most recent real estate tax bill; if utilizing a tax consultant, please provide the appropriate contact.

8.	Copy of the management and leasing agreements.

9.	Competitive property survey along with information on comparable apartment complex sales.

10.	Name and phone/fax numbers of property manager, and leasing agent.

11.	Copy of ground lease, if applicable.

12.	Market report or recent market study applicable to the property.

13.	Description, cost estimates, and timing of any proposed expansions, renovations, rehabilitation or remodeling.

Industrial Property (new appraisal)

Information Request

1.	Current rent roll with option information and summary of vacant space.

2.	Copies of tenant leases (major tenants only) and lease summaries or abstracts. Copy of standard lease agreement.

3.	Details on any lease proposals/letters of intent, which are outstanding.

4.	Summary of current asking rates and terms (TI allowance, etc.) for vacant space.

5.	Size (square feet) of office space in each suite and/or building.

6.	Operating statements for year-end 2011, 2012, 2013, and year-to-date 2014, along with variance explanations.

7.	Management’s 2014 operating budget with supporting schedules and narrative.

8.	Capital budget for 2014; future capital budget requirements (5-year plan if available).

9.	Copy of most recent real estate tax bill; if utilizing a tax consultant, please provide the appropriate contract.

10.	Copy of the management and leasing agreements.

11.	Description of the physical, mechanical, and structural components, information should include gross, rentable and usable areas; description.

12.	Engineering reports and environmental survey, if available.

13.	Site plan

14.	Competitive property survey.

15.	Name and phone/fax numbers of property manager, and leasing agent.

16.	Copy of ground lease, if applicable.

Retail Valuation (new appraisal)

Information Request

1.	Current rent roll with rent steps and option information along with a summary of vacant space.

2.	Details on any lease proposals/letters of intent, which are outstanding.

3.	Operating statements for year-end 2011, 2012, 2013 and year-to-date 2014.

4.	Management’s detailed 2014 (if available) operating budget with supporting schedules and narrative.

5.	Tenant sales reports for year-end 2011-2013, if tenants report sales.

6.	Details regarding the methods of computing CAM, real estate tax, and other expense recoveries (e.g. narrative and/or worksheet description of the recovery methods in place). Typically, this involves two schedules for each recovery. One schedule is tenant by tenant billing summary and the other schedule shows the calculation of the expense numerators and the square foot denominators. Year- end 2013 schedules with base years, caps, etc. would be helpful.

7.	Capital budget for 2014 (if available); future capital budget requirements (5-year plan if available).

8.	Copy of most recent real estate tax bills.

9.	Lease Plan

10.	Site Plan

11.	Copies of all anchor and major tenant lease agreements.

12.	Copy of the management and leasing agreements.

13.	Name and contact information of leasing representative and property manager.

14.	Schedule of merchant’s association or marketing charges.

15.	Legal Description

16.	If available, any narrative summary of the subject’s existing physical, mechanical and structural components.

17.	Market report or recent market study applicable to the property.

18.	Environmental and/or engineering reports, if available.